UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Furiex Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1197863
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3900 Paramount Parkway, Suite 150	27560
Morrisville, North Carolina (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(919) 380-2000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 par value	Nasdaq Global Market

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND

ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.	Caption	Location in Information Statement
Item 1.	Business.	See “Summary”, “Capitalization”, “Our Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Relationship with PPD after the Spin-off”

Item 1A.	Risk Factors.	See “Risk Factors”

Item 2.	Financial Information.	See “Summary”, “Capitalization”, “Historical Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Balance Sheet”

Item 3.	Properties.	See “Our Business—Properties”

Item 4.	Security Ownership of Certain Beneficial Owners and Management.	See “Security Ownership of Certain Beneficial Owners and Management”

Item 5.	Directors and Executive Officers.	See “Management”

Item 6.	Executive Compensation.	See “Executive Compensation”

Item 7.	Certain Relationships and Related Transactions, and Director Independence.	See “Management” and “Related Person Transactions”

Item 8.	Legal Proceedings.	See “Our Business—Legal Proceedings”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	See “Summary” and “Dividend Policy”

Item 10.	Recent Sales of Unregistered Securities.	Not applicable

Item 11.	Description of Registrant’s Securities to be Registered.	See “Description of Capital Stock”

Item 12.	Indemnification of Directors and Officers.	See “Management” and “Description of Capital Stock”

Item 13.	Financial Statements and Supplementary Data.	See “Capitalization”, “Historical Selected Financial Data”, “Unaudited Pro Forma Condensed Combined Balance Sheet” and “Index to Financial Statements” and the statements referenced therein

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	Not applicable

Item 15.  Financial Statements and Exhibits.

(a) Financial Statements

The following financial statements are included in the Information Statement and filed as part of this Registration Statement on Form 10:

(1)	Unaudited Pro Forma Condensed Combined Financial Statements of Furiex Pharmaceuticals, Inc., and

(2)	Financial Statements of Furiex Pharmaceuticals, Inc., including Report of Independent Registered Public Accounting Firm

(b)	Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.	Exhibit Description

2.1**	Form of Separation and Distribution Agreement by and between Furiex Pharmaceuticals, Inc. and Pharmaceutical Product Development, Inc.

3.1**	Amended and Restated Certificate of Incorporation.

3.2**	Amended and Restated Bylaws.

10.1**	Form of Sublease Agreement by and between Furiex Pharmaceuticals, Inc. and PPD Development, LP.

10.2**	Form of Tax Sharing Agreement by and between Furiex Pharmaceuticals, Inc. and Pharmaceutical Product Development, Inc.

10.3**	Form of Employee Matters Agreement by and between Furiex Pharmaceuticals, Inc. and Pharmaceutical Product Development, Inc.

10.4**	Form of Transition Services Agreement by and between Furiex Pharmaceuticals, Inc. and Pharmaceutical Product Development, Inc.

10.5†**	Form of Master Development Services Agreement by and between Furiex Pharmaceuticals, Inc. and PPD Development, LP.

10.6†	Mudelta Development and License Agreement dated as of November 16, 2009 by and among Janssen Pharmaceutica, N.V. between PPD Therapeutics, Inc., as amended February 9, 2010.

10.7†**	Mudelta Master Services Agreement dated as of November 16, 2009 by and among Janssen Pharmaceutica, N.V. between PPD Therapeutics, Inc.

10.8†	Topo Development and License Agreement, dated as of November 16, 2009 by and among Janssen Pharmaceutica, N.V. between PPD Therapeutics, Inc., as amended February 15, 2010.

10.9†**	Topo Master Services Agreement dated as of November 16, 2009 by and among Janssen Pharmaceutica, N.V. between PPD Therapeutics, Inc.

10.10†	License Agreement dated as of January 2, 2001 by and among Pharmaceutical Product Development, Inc., GenuPro, Inc. and ALZA Corporation, as amended December 26, 2003 and October 16, 2009.

10.11†**	Agreement between Takeda San Diego, Inc, Takeda Pharmaceutical Company Limited, Development Partners, and Pharmaceutical Product Development, Inc., dated as of July 13, 2005, as amended October 10, 2005.

10.12†**	Termination and License Agreement dated as of December 18, 2003 by and among Eli Lilly and Company, Pharmaceutical Product Development, Inc., GenuPro, Inc. and APBI Holdings, LLC.

10.13†	Option and License Agreement effective as of December 15, 2006 among Pharmaco Investments, Inc. and Ranbaxy Laboratories Ltd.

Exhibit No.	Exhibit Description

10.14†(1)	Exclusive License Agreement dated as of November 28, 2007 between Magen Biosciences, Inc. and Eli Lilly and Company.

10.15†**(1)	Collaboration and License Option Agreement dated as of February 10, 2009 between Magen Biosciences, Inc. and Eli Lilly and Company.

10.16	Employment Agreement effective as of March 16, 2010 between Furiex Pharmaceuticals, Inc. and June S. Almenoff, M.D. Ph.D.

10.17	Employment Agreement effective as of April 1, 2010 between Furiex Pharmaceuticals, Inc. and Gail McIntyre.

10.18	Employment Agreement effective as of January 15, 2010 between Furiex Pharmaceuticals, Inc. and Paul S. Covington, M.D.

10.19	Employment Agreement effective as of January 29, 2010 between Furiex Pharmaceuticals, Inc. and Marshall Woodworth.

10.20**	Form of Severance Agreement between Furiex Pharmaceuticals, Inc. and various individuals.

10.21**	2010 Stock Plan.

10.22**	Form of Consulting Agreement by and between Furiex Pharmaceuticals, Inc. and Fredric N. Eshelman.

21.1*	Subsidiaries of Furiex Pharmaceuticals, Inc.

99.1	Preliminary Information Statement dated May 14, 2010.

*	To be filed by amendment.
**	Previously filed.
†	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
(1)	This agreement is part of the dermatology therapeutic discovery unit of the compound partnering business of the registrant and will not be assigned to the registrant as part of the spin-off, which decision was made after the agreement was filed as an exhibit to this registration statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Furiex Pharmaceuticals, Inc.

Date: May 14, 2010	By:	/s/ Marshall Woodworth
Marshall Woodworth Vice President – Finance